Exhibit 10.09

[Execution Copy]

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

FBR CAPITAL MANAGEMENT, INC.

ORKNEY HOLDINGS, INC.

FRIEDMAN, BILLINGS, RAMSEY INVESTMENT MANAGEMENT INC.

$20,000,000
LOAN AGREEMENT

dated as of June 7, 2002

CHEVY CHASE BANK, F.S.B.,
as Lender

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6.10	Further Assurances	28
6.11	OH’s and FBRIM’s Obligation to Deliver Securities in Lieu of Cash Payment	28

SECTION 7.	NEGATIVE COVENANTS	29
7.1	Financial Condition Covenants	29
7.2	Limitation on Indebtedness of OH and FBRIM	30
7.3	Limitation on Liens	30
	Limitation on Fundamental Changes	30

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SCHEDULES
Schedule I	Subsidiaries
Schedule II	UCC Financing Statements
Schedule III	Litigation

EXHIBITS
Exhibit A	Form of Facility A Note
Exhibit B	Form of Facility B Note
Exhibit C	Form of Security Agreement
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Notice of Borrowing

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LOAN AGREEMENT

     THIS LOAN AGREEMENT, dated as of June 7, 2002, among Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (“FBR”), FBR Capital Management, Inc., a Delaware corporation (“FBRCM”), Orkney Holdings, Inc., a Delaware corporation (“OH”), and Friedman, Billings, Ramsey Investment Management Inc. (“FBRIM”), a Delaware corporation (collectively, the “Borrowers” and individually, a “Borrower”); and Chevy Chase Bank, F.S.B., a federally chartered stock savings bank (the “Lender”).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Lender make available to them loan facilities of up to $20,000,000 in the aggregate upon the terms, and subject to the conditions, set forth herein;

WHEREAS, the Lender is willing to provide such loan facilities to the Borrowers upon the terms and subject to the conditions set forth herein;

                    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

     SECTION 1. DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     “Affiliate”: as to any Person, any other Person (other than a Subsidiary or FBR Asset Investment Corp.) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     “Agreement”: this Loan Agreement, as amended, supplemented or otherwise modified from time to time.

     “Borrowing Base Amount”: at any date, an amount equal to the lesser of (i) an amount equal to 70% of the aggregate current market value of the Unencumbered Securities directly owned by OH or FBRIM on the date of determination, based on the most recently available closing prices of such Unencumbered Securities on the NYSE, AMEX or NASDAQ-NMS, as reported in The Wall Street Journal or as otherwise reasonably determined by the Lender in good faith, and (ii) an amount equal to the product of (A) the aggregate current market value of the Liquid Securities owned on the date of determination, based on the most recently available closing prices of such Liquid Securities on the NYSE, AMEX or NASDAQ-NMS, as reported in The Wall Street Journal or as otherwise reasonably determined by the Lender in good faith), multiplied by (B) 0.3333.

     “Borrowing Base Certificate”: a certificate in form and substance similar to the form of Exhibit D hereto, duly completed and certified by a Responsible Officer of OH and FBRIM.

     “Business”: as defined in subsection 4.16(a).

     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Bethesda, Maryland are authorized or required by law to close; provided that, with respect to matters relating to LIBO Rate, the term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Bethesda, Maryland or London, England are authorized or required by law to close.

     “Change in Control”: (a) an event whereby any “person” or “group” (as such terms are used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Emanuel J. Friedman or Eric F. Billings, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of FBR, or (b) the board of directors of FBR shall cease to consist of a majority of Continuing Directors, or (c) Emanuel J. Friedman or Eric F. Billings shall cease for any reason to serve actively as Chairman and co-CEO or Vice-Chairman and co-CEO, respectively, of FBR, or (d) the failure of FBR to continue to own directly or indirectly, in the aggregate, free and clear of all Liens, 100% of the issued and outstanding capital stock of the other Borrowers, or (e) the failure of FBR to continue to elect or designate for election a majority of the board of directors of the other Borrowers by voting power, control or otherwise, directly or indirectly.

     “Closing Date”: the date on which the conditions precedent set forth in subsection 5.1 shall be satisfied.

     “Code”: the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral”: FBR’s interests in all contracts, agreements, notes and other instruments, by and between FBR and employees of FBR (or its Subsidiaries) or by such employees in favor of FBR, under the FBR Stock Purchase and Loan Plan, and all securities and other collateral pledged and/or granted to FBR in connection therewith, all as more particularly described in the Security Agreement.

     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which is treated as a single employer under Section 414 of the Code.

     “Consolidated Net Worth”: at any date, the sum (without duplication) of all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of FBR and its Subsidiaries under stockholders’ equity at such date.

     “Consolidated Tangible Net Worth”: at any date, means Consolidated Net Worth less, to the extent included in determining Consolidated Net Worth (i) all write-ups subsequent to

December 31, 2001, other than write-ups resulting from foreign currency transactions, in the book value of any asset owned by FBR or any of its Subsidiaries, and (ii) goodwill, franchises, patents, copyrights, trademarks, trade names, organization expense, treasury stock and capital stock subscribed and unissued, sinking funds, leasehold improvements, unamortized debt discount and expense, non-refundable deferred charges recorded on the asset side of the balance sheet, loans due from Subsidiaries or Affiliates, non-marketable securities held for long-term investment, and (without duplication) all assets that would be treated as intangible under GAAP.

     “Continuing Directors”: the directors of FBR on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of FBR is recommended by a majority of the then Continuing Directors or by a nominations committee thereof.

     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Dollars” and “$”: dollars in lawful currency of the United States of America.

     “Environmental Laws”: as may be applicable to any Borrower, any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment (including protection of human health from environmental hazards), as now or may at any time hereafter be in effect.

     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurocurrency Reserve Requirements”: for any day as applied to a Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board as in effect from time to time) maintained by a member bank of such System.

     “Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Facility”: Facility A or Facility B, as the context shall require.

     “Facility A”: the Facility A Commitment and the Loans made thereunder.

     “Facility A Commitment”: the obligation of the Lender to make Facility A Loans to the Borrowers hereunder in an aggregate principal amount not to exceed $5,000,000.

     “Facility A Commitment Period”: the period from and including the date hereof to but not including the Facility A Maturity Date, or such earlier date on which the Facility A Commitment shall terminate as provided herein.

     “Facility A Liquid Securities”: as defined in subsection 7.1(c).

     “Facility A Loans”: as defined in subsection 2.1(a).

     “Facility A Maturity Date”: June 7, 2003.

     “Facility A Note”: as defined in subsection 3.1(d).

     “Facility B”: the Facility B Loan(s) made by the Lender in its sole discretion pursuant to subsection 2.1(b).

     “Facility B Amount”: as defined in subsection 2.1(b).

     “Facility B Loans”: as defined in subsection 2.1(b).

     “Facility B Maturity Date”: the maturity date set forth in the applicable Facility B Note which shall be up to 90 days after the applicable Facility B Loan; provided that, in no event shall the Facility B Maturity Date of any Facility B Loan extend beyond the Facility A Maturity Date.

     “Facility B Notes”: as defined in subsection 3.1(d).

     “Facility Fee”: as defined in subsection 3.2(a).

     “FBR Entity”: individually or collectively, as the context requires, the Borrowers, Friedman, Billings, Ramsey Capital Markets, Inc., a Delaware corporation, FBR Bancorp, Inc., a Delaware corporation, FBR National Bank & Trust, a national banking association, Money Management Advisers, Inc., a Delaware corporation, FBR Fund Advisers, Inc., a Delaware corporation, FBR Venture Capital Managers, Inc., a Delaware, corporation, Friedman, Billings, Ramsey & Co., Inc., a Delaware corporation, Friedman, Billings, Ramsey International, Ltd. a company incorporated under the laws of England and FBR Investment Services, Inc., a Delaware corporation, and any wholly-owned subsidiary holding companies or operating companies of any Borrower formed or acquired after the date hereof.

     “FBR Stock Purchase and Loan Plan”: as defined in the Security Agreement.

     “Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

     “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Indebtedness”: of any Person, at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under Financing Leases, (e) all obligations of such Person in respect of letters of credit and acceptances and letters of credit issued or created for the account of such Person, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above which is guaranteed directly or indirectly by such Person.

     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     “Insolvent”: pertaining to a condition of Insolvency.

     “Interest Period”: with respect to any Loan: (a) initially, the period commencing on the borrowing date and ending one month thereafter, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period and ending one month thereafter; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Facility A Maturity Date shall end on the Facility A Maturity Date or such date of final payment, as the case may be; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

     “LIBO”: for any Interest Period, the rate per annum determined by the Lender to be the average of the respective rates per annum posted by each of the principal London office of banks posting rates as displayed on the Telerate screen, page 3750 or such other page as may replace such page on such service for the purpose of displaying the London interbank offered rate of major banks for deposits in US dollars at approximately 11:00 A.M. (London Time) two (2) Business Days prior to the beginning of such Interest Period, as specified in the Notice of Borrowing (and rounded, if necessary, upward to the next whole multiple of 1/16 of 1%);

provided that, to the extent an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBO” shall be the interest rate per annum determined by the Lender to be the average (rounded, if necessary, upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by such other major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period.

     “LIBO Rate”: with respect to each day during an Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded, if necessary, upward to the nearest whole multiple of 1/16th of 1%).

LIBO 1.00 – Eurocurrency Reserve Requirements

     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), right of setoff (statutory or other), charge, security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Leases having substantially the same economic effect as any of the foregoing).

     “Liquid Securities”: as defined in subsection 7.1(b).

     “Loan”: a Facility A Loan or a Facility B Loan, as the context shall require; collectively, the “Loans”.

     “Loan Documents”: this Agreement, the Notes and the Security Documents, and any other documents or instruments now or hereafter evidencing or securing any Loans.

     “Material Adverse Amount”: an amount payable by the Borrower and/or its Subsidiaries in excess of $50,000 for remedial costs, non-routine compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

     “Material Adverse Effect”: a material adverse effect on (a) the business, operations, property, financial condition of a Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents, or (c) the rights or remedies of the Lender hereunder or under any of the other Loan Documents.

     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Non-Excluded Taxes”: as defined in subsection 3.11(a).

     “Notes”: the collective reference to the Facility A Note and each Facility B Note.

     “Notice of Borrowing”: means with respect to a request for a borrowing hereunder, a request in the form of Exhibit E hereto.

     “Participant”: as defined in subsection 9.7(b).

     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     “Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan”: at a particular time, any employee benefit plan or other plan established, maintained or contributed to by any Borrower or a Commonly Controlled Entity that is covered by Title IV of ERISA.

     “Prime Rate”: the rate of interest per annum publicly announced from time to time by the Lender at its principal office in Bethesda, Maryland as its prime rate on a particular day in effect for domestic (United States) commercial loans; such rate is not necessarily intended to be the lowest rate of interest charged by the Lender in connection with extensions of credit. Each change in the Prime Rate shall be effective on the date such change is publicly announced.

     “Prime Rate Loans”: Loans the rate of interest applicable to which is based upon the Prime Rate.

     “Projections”: as defined in subsection 4.3.

     “Properties”: as defined in subsection 4.16(a).

     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .22, .25, .27 or .28 of PBGC Reg. §4043.

     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer”: the chief executive officer, the president, the executive vice president, the chief financial officer or the treasurer of a Borrower.

     “SEC”: the United States Securities and Exchange Commission and any Governmental Authority succeeding to any of its principal functions.

     “Security Agreement”: the Security Agreement to be executed and delivered by FBR, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

     “Security Documents”: the collective reference to the Security Agreement and all other security documents hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of any Borrower hereunder or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     “Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers. Notwithstanding the foregoing to the contrary, the term “Subsidiary” shall not include FBR Asset Investment Corp., except in connection with financial information reporting by FBR in accordance with GAAP, including, without limitation, subsections 4.1, 6.1(a), 6.1(b) and 7.1(a).

     “Tax Credit”: as defined in subsection 3.11(b).

     “Unencumbered Securities”: securities listed on the NYSE, AMEX or NASDAQ-NMS owned by a Person and held in a cash or other non-margin account that is (together with the account agreement governing such account) acceptable to the Lender in its sole discretion, free of any Lien thereon (except for Liens in favor of the securities intermediary of such account as expressly set forth in the account agreement governing such account, or Liens in favor of the Lender); provided that, securities listed on the NYSE, AMEX or NASDAQ-NMS and owned directly by OH and held in a margin account at Bear Stearns at the time of the initial Notice of Borrowing shall be deemed to be “Unencumbered Securities” at such time and thereafter to the date of the making of the initial Loan (the proceeds of which are used to repay all outstanding margin indebtedness then owing by OH to Bear Stearns), so long as such securities are transferred immediately after the making of the initial Loan to, and thereafter maintained in, a cash or other non-margin account that is (together with the account agreement governing such account) acceptable to the Lender in its sole discretion, free of any Lien thereon (except for Liens in favor of the securities intermediary of such account as expressly set forth in the account agreement governing such account, or Liens in favor of the Lender).

     1.2 Other Definitional Provisions

     (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

     (b)  Unless otherwise specified herein, all accounting terms used herein (and in any other Loan Document and any certificate or other document made or delivered pursuant hereto or thereto) shall be interpreted, all accounting determinations shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time.

     (c)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (d)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that, if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

     (e)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     SECTION 2. AMOUNT AND TERMS OF FACILITIES

     2.1 Facilities.

     (a)  Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans (the “Facility A Loans”) immediately available to the Borrowers from time to time during the Facility A Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Facility A Commitment; provided that, at no time shall the Lender make a Facility A Loan available to the Borrowers if, as a result thereof, the aggregate principal amount of Facility A Loans and Facility B Loans then outstanding exceeds the lesser of (i) $20,000,000, and (ii) the Borrowing Base Amount. During the Facility A Commitment Period, the Borrowers may use the Facility A Commitments by borrowing, prepaying, in whole or in part, and reborrowing the Facility A Loans all in accordance with the terms and conditions hereof.

     (b)  Subject to the terms and conditions hereof, and so long as the Facility A Commitment is fully utilized, the Lender may, in its sole discretion, but without any obligation to do so, make one or more term loans (the “Facility B Loans”) immediately available to the Borrowers from time to time prior to the Facility A Maturity Date in an aggregate principal amount at any one time outstanding not to exceed $15,000,000 (the “Facility B Amount”); provided that, at no time shall the Lender make a Facility B Loan available to the Borrowers if, as a result thereof, the aggregate principal amount of Facility A Loans and Facility B Loans then outstanding exceeds the lesser of (i) $20,000,000, and (ii) the Borrowing Base Amount. Facility B Loans repaid or prepaid, in whole or in part may be reborrowed at the Lender’s sole discretion.

     2.2 Procedure for Borrowing. A Borrower may borrow under the Facilities on any Business Day, provided that, for any Loan, such Borrower shall deliver to the Lender the Borrower’s irrevocable Notice of Borrowing, which notice must be in writing or by telephone promptly confirmed in writing prior to 10:00 A.M., Bethesda, Maryland time (a) on the requested borrowing date in the case of Facility A Loans, and (b) three (3) Business Days prior to the requested borrowing date in the case of Facility B Loans. Each Loan shall be in an amount equal to $100,000, or a whole multiple thereof, or if less, then in an amount equal to the remaining available Facility A Commitment in the case of a Facility A Loan, and in an amount equal to the remaining available Facility B Amount in the case of a Facility B Loan. Such borrowing will then be made available to such Borrower by the Lender transferring the aggregate amount of such Loans to an account of such Borrower with the Lender (or to such other account or place as such Borrower and the Lender may mutually agree).

     2.3 Use of Proceeds of Loans.

     (a)  The proceeds of the Facility A Loans shall be utilized by the Borrowers for general corporate purposes in connection with the asset management business of the Borrowers.

     (b)  The proceeds of the Facility B Loans shall be utilized by the Borrowers (i) for general corporate purposes in connection with the asset management business of the Borrowers, and (ii) for such other purposes approved by the Lender in its sole discretion at the time of borrowing.

     SECTION 3. PROVISIONS RELATING TO THE LOANS; FEES AND PAYMENTS

     3.1 Repayment of Loans; Evidence of Debt.

     (a)  The Borrowers, jointly and severally, hereby unconditionally promise to pay to the Lender (i) the then unpaid principal amount of the Facility A Loan on the Facility A Maturity Date (or such earlier date on which the Facility A Loans become due and payable pursuant to Section 8), and (ii) the then unpaid principal amount of each Facility B Loan on its Facility B Maturity Date (or such earlier date on which such Facility B Loan becomes due and payable pursuant to Section 8). The Borrowers, jointly and severally, hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding, from the date such Loans are made until such Loans are paid in full, at the rates per annum, and on the dates, set forth in subsection 3.6.

     (b)  The Lender shall record (i) the amount of each Facility A Loan and Facility B Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder, and (iii) the amount of any sum received by the Lender hereunder from the Borrowers.

     (c)  The entries recorded by the Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of the Lender to record or any error in any record shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by the Lender in accordance with the terms of this Agreement.

     (d)  The Borrowers shall execute and deliver to the Lender (i) a single promissory note of the Borrowers evidencing the Facility A Loans, substantially in the form of Exhibit A (the “Facility A Note”), and (ii) a promissory note of the Borrowers evidencing each Facility B Loan, substantially in the form of Exhibit B (each a “Facility B Note”).

     3.2 Facility Fee.

     (a)  The Borrowers, jointly and severally, agree to pay to the Lender a nonrefundable facility fee (the “Facility Fee”) of $100,000, $25,000 of which the Lender acknowledges receipt prior to the date hereof, and the remaining $75,000 shall be paid within thirty (30) days after the Closing Date.

     (b)  In the event that the Lender, in its sole discretion, but without any obligation to do so, agrees to renew and extend the Facilities by extending the Facility A Maturity Date for another year, the Borrower shall pay to the Lender on the first business day of any such extension, a nonrefundable facility fee of 50 basis points on the Facility A Commitment and Facility B Amount so renewed and extended.

     3.3 Optional Prepayments.

     (a)  The Borrowers may at any time and from time to time prepay any Loan, in whole or in part, without premium or penalty (subject to the provisions of subsection 3.12), upon at least three (3) Business Days’ notice to the Lender (which notice must be received by the Lender prior to 10:00 A.M., Bethesda, Maryland time, on the date upon which such notice is due and shall be irrevocable by the Borrowers), specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with all accrued interest to such date on the amount prepaid, and any amounts payable pursuant to subsection 3.12.

     (b)  Partial prepayments shall be in an aggregate principal amount of $100,000 or an integral multiple thereof, or in the amount of the outstanding Facility A Loans or the Facility B Loan being prepaid.

     3.4 Optional Termination or Reduction of Facility A Commitment. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Lender, to terminate the Facility A Commitment or, from time to time, to reduce the amount of the Facility A

Commitment; provided that no such termination or reduction shall be permitted to the extent that after giving effect thereto and to any prepayments of the Facility A Loans made thereunder on the effective date thereof, the aggregate principal amount of such Facility A Loans then outstanding, would exceed the Facility A Commitments then in effect. Any such reduction shall be in an amount equal to $100,000 or an integral multiple in excess thereof and shall reduce permanently the Facility A Commitments then in effect.

     3.5 Mandatory Prepayments.

     (a)  If at any time the aggregate principal amount of Facility A Loans and Facility B Loans exceed the lesser of (i) $20,000,000, and (ii) the Borrowing Base Amount, then the Borrowers, jointly and severally, shall immediately repay the Loans in an aggregate amount not less than such excess.

     (b)  Notwithstanding anything to the contrary in this Agreement, the Borrowers agree that for a period of thirty (30) consecutive days during the Facility A Commitment Period there shall be no Facility A Loans outstanding under this Agreement.

     3.6 Interest Rates and Payment Dates.

     (a)  Each Loan shall bear interest for each day during an Interest Period at a rate per annum equal to the LIBO Rate determined for such day, plus 195 basis points; provided that, if at any time after the Closing Date the Lender obtains from the Borrowers a perfected first priority security interest in all or any portion of the Liquid Securities, then the Lender and the Borrowers may agree to a different interest rate or rates with respect to any or all of the Loans as mutually agreed upon and specified in a separate writing between them; it being understood that the Lender is under no obligation under this Agreement to make any loan to any Borrower that is secured in its favor by any Liquid Securities or other Unencumbered Securities of any Borrower, and the making of any such loan shall be at the Lender’s sole and absolute discretion and subject to the execution and delivery of such additional Security Documents, agreements, documents, certificates and opinions as the Lender may require in its sole discretion.

     (b)  If all or a portion of any principal of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such principal amount of the Loan shall bear interest at a rate per annum that is the rate that would otherwise be applicable thereto pursuant to subsection 3.6(a), plus three percent (3%).

     (c)  Interest on each Loan shall be payable in arrears on the last day of each Interest Period.

     (d)  Notwithstanding anything to the contrary contained herein, in no event shall the Borrowers be obligated to pay interest in excess of the maximum amount which is chargeable under applicable law.

     3.7 Computation of Interest.

     (a)  Interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Lender shall as soon as practicable notify the Borrowers of each determination of a LIBO Rate. Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.

     (b)  Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error. The Lender shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Lender in determining any LIBO Rate pursuant to subsection 3.6(a).

     3.8 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

     (a)  the Lender shall have determined (which determination shall be conclusive and binding upon the Borrowers in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

     (b)  the Lender shall have determined that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its affected Loans during such Interest Period;

then the Lender shall give telecopy or telephonic notice thereof to the Borrowers as soon as practicable thereafter. If such notice is given all Loans made shall be Prime Rate Loans, or as of the first day of the immediately succeeding Interest Period, continued as such, until such notice has been withdrawn by the Lender.

     3.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case after the Closing Date, shall make it unlawful for the Lender to make or maintain Loans as contemplated by this Agreement, (a) the commitment of the Lender hereunder to make Facility A Loans, shall forthwith be suspended, and (b) the Loans then outstanding shall be repaid in full on the respective last days of the then current Interest Periods with respect to such Loans, or within such earlier period as required by law. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect thereto, then the Borrowers, jointly and severally, shall pay to the Lender such amounts, if any, as may be required pursuant to subsection 3.12.

     3.10 Requirements of Law.

     (a)  If the adoption of, or any change in, any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

(i) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 3.11 and changes in the rate of net income taxes or franchise taxes (imposed in lieu of net income taxes) of the Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by a material amount of making, converting into, continuing or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers, jointly and severally, shall promptly pay the Lender within fifteen (15) days after written request therefor such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

     (b)  If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof, in each case, after the date hereof, or compliance by any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law, if compliance therewith is a customary banking practice) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance by the Lender (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by a material amount, then from time to time, the Borrowers, jointly and severally, shall pay to the Lender such additional amount or amounts as will compensate the Lender within fifteen (15) days after written request therefor for such reduction.

     (c)  If the Lender becomes entitled to claim any additional amounts pursuant to this subsection 3.10, the Lender shall promptly notify the Borrowers of the event by reason of which it has become so entitled and a reasonably detailed explanation of the calculation of such additional amounts. The agreements in this subsection 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.11 Taxes.

     (a)  All payments made by the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter the Borrowers shall send to the Lender a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Lender the required receipts or other required documentary evidence, the Borrowers, jointly and severally, shall indemnify the Lender for any incremental taxes, interest or penalties that become payable by the Lender as a result of any such failure. The agreements in this subsection 3.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     (b)  If the Lender shall receive a credit or refund from a taxing authority with respect to, and actually resulting from, an amount of Non-Excluded Taxes actually paid to or on behalf of the Lender by the Borrowers (a “Tax Credit”), the Lender shall promptly notify the Borrowers of such Tax Credit. If such Tax Credit is received by the Lender in the form of cash, the Lender shall promptly pay to the Borrowers the amount so received with respect to the Tax Credit. If such Tax Credit is not received by the Lender in the form of cash, the Lender shall pay the amount of such Tax Credit not later than the time prescribed by applicable law for filing the return (including extensions of time) for the Lender’s taxable period which includes the period in which the Lender receives the economic benefit of such Tax Credit. In any event, the amount of any Tax Credit payable by the Lender to the Borrowers pursuant to this clause (b) shall not exceed the actual amount of cash refunded to, or credits received and usable (in accordance with the actual practices then in use by the Lender) by, the Lender from a taxing authority. In determining the amount of any Tax Credit, the Lender may use such apportionment and attribution rules as the Lender customarily employs in allocating taxes among its various operations and income sources and such determination shall be conclusive absent manifest error. The Borrowers, jointly and severally, further agree promptly to return to the Lender the amount paid to the Borrowers with respect to a Tax Credit if the Lender is required to repay, or is determined to be ineligible for, a Tax Credit for such amount. Notwithstanding anything to the contrary contained herein, the Borrowers hereby acknowledge and agree that (i) the Lender shall not be obligated to provide the Borrowers with details of the tax position of the Lender, and (ii) the Borrowers shall have no right to inspect any records (including tax returns) of the Lender.

     3.12 Indemnity. The Borrowers, jointly and severally, agree to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender sustains or incurs as a consequence of (a) failure by a Borrower to make a borrowing of, a Loan after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) failure by a Borrower to make any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or payment of the principal amount of any Loans on a day which is not the last day of an Interest Period with respect thereto as required under this Agreement. Such indemnification shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the applicable margin included therein), over (ii) the amount of interest (as reasonably determined by the Lender) that would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.13 Change of Lending Office. The Lender agrees that if it makes any demand for payment under subsection 3.10 or 3.11(a), or if any adoption or change of the type described in subsection 3.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its good faith discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under subsection 3.10 or 3.11(a), or would eliminate or reduce the effect of any adoption or change described in subsection 3.9.

     SECTION 4. REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Agreement and to make the Loans, the Borrowers hereby represent and warrant to the Lender that:

     4.1 Financial Condition. The consolidated balance sheet of FBR and its consolidated Subsidiaries as at December 31, 2001, and the related consolidated statements of income and cash flows for the fiscal year ended on such date, as reported on by Arthur Andersen LLP, a copy of which has heretofore been furnished to the Lender, is complete and correct and presents fairly in all material respects the consolidated financial condition of FBR and its consolidated Subsidiaries as at such date, and the consolidated results of their operations for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Neither FBR nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material guarantee obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except to the extent permitted under this Agreement or as disclosed to the Lender prior to the date hereof, or as otherwise separately disclosed to the Lender in writing prior to the date hereof, there has been no sale, transfer or other disposition by FBR or any of its consolidated Subsidiaries of any part of its business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of FBR and its consolidated Subsidiaries at December 31, 2001, during the period from such date to and including the date hereof.

     4.2 No Change. Since December 31, 2001, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

     4.3 Disclosure. No information, schedule, exhibit or report or other document furnished by each Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of this Agreement or any other Loan Document (or pursuant to the terms hereof or thereof), as such information, schedule, exhibit or report or other document has been amended, supplemented or superseded by any other information, schedule, exhibit or report or other document later delivered to the same parties receiving such information, schedule, exhibit or report or other document, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading. Any projections so furnished by each Borrower or any of its Subsidiaries (the “Projections”) at the time delivered, were based on good faith estimates and assumptions made by the management of such Borrower and, as of the date of their delivery, management of such Borrower believed that the Projections were reasonable, it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and that the differences may be material.

     4.4 Corporate Existence; Compliance with Law. Each of the Borrowers and each of its respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that all failures to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that all failures to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.5 Corporate Power, Authorization, Enforceable Obligations. Each Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party (other than filings to perfect security interests granted pursuant to the Security Agreement). This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     4.6 No Legal Bar. The execution, delivery and performance of the Loan Documents to which each Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of such Borrower or of any of its Subsidiaries, except any violation which would not have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation other than any Lien which would not have a Material Adverse Effect.

     4.7 No Material Litigation. Except as otherwise disclosed to the Lender, as listed on Schedule III, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

     4.8 No Default. Neither any Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     4.9 Ownership of Property, Liens. Each of the Borrowers and each of its respective Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in all its other property.

     4.10 Intellectual Property. Each of the Borrowers and each of its respective Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, except for those for which the failure to own or license which could not be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which, if accurate, could reasonably be expected to have a Material Adverse Effect nor does any Borrower know of any valid basis for any such claim. To the best knowledge of each Borrower, the use of such Intellectual Property by each Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     4.11 Taxes. Each of the Borrowers and each of its respective Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of such Borrower, are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be and other than any failure to pay of which would not have a Material Adverse Effect); no tax Lien has been filed, and, to the knowledge of each Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

     4.12 Federal Regulations. No part of the proceeds of any Loans will be used in any manner that would violate, or result in the violation of, Regulations T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 referred to in said Regulation U.

     4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither any Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if any such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of each Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $100,000.

     4.14 Investment Company Act; Investment Advisors Act; Other Regulations. No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Borrower, other than FBRIM, is subject to the Investment Advisors Act of 1940, as amended, and FBRIM is in compliance with all terms and conditions of such Investment Advisors Act on the date hereof. FBRIM is in compliance with, with respect to any of its clients that are subject to ERISA, applicable conditions under ERISA; and with respect to any of its clients subject to the Investment Company Act of 1940, such provisions. No Borrower is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness generally. No representation or warranty is made as to any Borrower’s ability to incur Indebtedness from any Subsidiary or Affiliate.

     4.15 Subsidiaries. Schedule I hereto sets forth all of the Subsidiaries of each Borrower at the date hereof, together with the ownership and jurisdiction of each.

     4.16 Environmental Matters.

     (a)  The facilities and properties owned, leased or operated by any Borrower or any of its Subsidiaries (the “Properties”) and all operations at the Properties are in compliance, and have been in compliance, in all material respects, with all applicable Environmental Laws, and there is no contamination at or under (or, to the knowledge of any Borrower about) the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Borrower or any of its Subsidiaries (the “Business”), except insofar as such violation or failure to be in compliance or contamination, or any aggregation thereof, is not reasonably likely to result in a payment of a Material Adverse Amount.

     (b)  Neither any Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Borrower have knowledge that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Adverse Amount.

     (c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Adverse Amount.

     (d)  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Borrower, any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law which are binding upon any Borrower or any of its Subsidiaries with respect to the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Adverse Amount.

     (e)  There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under

Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a payment of a Material Adverse Amount.

     4.17 Security Agreement.

     (a)  Upon its execution and delivery to the Lender, the Security Agreement will constitute a legal, valid and binding obligation of FBR, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

     (b)  The security interests granted pursuant to the Security Agreement, upon the filing of financing statements (naming FBR as debtor and the Lender as secured party and describing the Collateral) in the jurisdictions listed on Schedule II, constitute a valid, perfected first priority security interest in the Collateral in which a security interest can be perfected by the filing of financing statements (as so described) in such jurisdictions, enforceable as such against all creditors of FBR and any Persons purporting to purchase any such Collateral from FBR.

     4.18 Solvency. The aggregate value of all of the assets of FBR and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the total liabilities of FBR and its Subsidiaries on a consolidated basis (including contingent, subordinated, unmatured and unliquidated liabilities). FBR and its Subsidiaries have the ability to pay their respective debts as they mature and do not have unreasonably small capital with which to conduct their respective businesses. For purposes of this subsection 4.18, the “fair valuation” of such assets is the price at which the assets would change hands between a willing buyer and a willing seller, both being adequately informed of the relevant facts, and neither being under any compulsion to buy or to sell.

     SECTION 5. CONDITIONS PRECEDENT

     5.1 Conditions to Extension of Facility A Commitment. The agreement of the Lender to make the Facility A Commitment is subject to the satisfaction, immediately prior to or on the Closing Date, of the following conditions precedent:

     (a)  Loan Documents. The Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Borrower, (ii) the Facility A Note, executed and delivered by a duly authorized officer of each Borrower, and (iii) the Security Agreement, executed and delivered by a duly authorized officer of FBR.

     (b)  Collateral Documents. The Lender shall have received, in form and substance satisfactory to it, copies of all contracts, agreements, notes, instruments, securities, stock powers and other documents evidencing the Collateral, including, without limitation, all documents entered into or received by FBR in connection with the FBR Stock Purchase and Loan Plan.

     (c)  Closing Certificate of Borrowers. The Lender shall have received a certificate of the President or any Vice President and the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, (i) attaching the Charter and By-Laws (of such Borrower), (ii) attaching the resolutions of the Board of Directors of such Borrower with respect to the transactions contemplated hereby, (iii) certifying that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate, and (iv) certifying as to the incumbency and signature of the officers of such Borrower executing any Loan Document; such certificate (and the attachments thereto) shall be in form and substance satisfactory to the Lender.

     (d)  Fees. The Borrowers shall have paid the accrued fees and expenses owing hereunder or in connection herewith (including, without limitation, the Facility Fee and accrued fees and disbursements of counsel to the Lender).

     (e)  Actions to Perfect Liens. The Lender shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of financing statements on form UCC-1, necessary or, in the reasonable opinion of the Lender, desirable to perfect the Liens created by the Security Documents, have been made.

     (f)  Lien Searches. The Lender shall have received the results of a recent search by a Person reasonably satisfactory to the Lender, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of each Borrower, and the results of such search shall be reasonably satisfactory to the Lender.

     (g)  Legal Opinions. The Lender shall have received the executed legal opinions of McGuire Woods LLP, counsel to the Borrowers, [Dechert, counsel to the Borrowers], the general counsel of FBR, and the general counsel of OH, each in form and substance satisfactory to the Lender. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

     (h)  Form G-3. The Lender shall have received a FR Form G-3 executed and delivered by a duly authorized officer of each Borrower covering the Facility A Commitment.

     5.2 Conditions to Each Loan. The agreement of the Lender to make any Loan requested to be made by it on any date (including, without limitation, the initial Loans) is subject to the satisfaction of the following conditions precedent:

     (a)  Representations and Warranties. Each of the representations and warranties made by each of the Borrowers in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

     (b)  No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan requested to be made on such date.

     (c)  Facility B Note. In the case of each Facility B Loan, the Lender shall have received a Facility B Note, executed and delivered by a duly authorized officer of each Borrower.

     (d)  Notice of Borrowing. The Lender shall have received a Notice of Borrowing pursuant to subsection 2.2 hereof.

     (e)  Borrowing Base Certificate. The Lender shall have received a certificate, in form and substance satisfactory to the Lender, duly executed and delivered by a Responsible Officer of the Borrowers and dated as of the requested borrowing date (i) stating that, to the best of such Officer’s knowledge, after giving effect to the Loans requested to be made on such date, the aggregate principal amount of Facility A Loans and Facility B Loans do not exceed the lesser of (A) $20,000,000, and (B) the Borrowing Base Amount, and (ii) setting forth on a Borrowing Base Certificate dated of even date therewith and attached thereto, the computations used to determine the Borrowing Base Amount.

     (f)  Form G-3. If so requested or required by the Lender with respect to each Facility B Loan, the Lender shall have received a FR Form G-3 executed and delivered by a duly authorized officer of each Borrower, together with such additional certifications, account statements or other evidence as reasonably requested by the Lender to verify that the requested Facility B Loan and all other outstanding Loans do not exceed the maximum loan value of the collateral securing such Loans pursuant to Regulation U or other margin regulations of the Board of Governors of the Federal Reserve System.

     (g)  Additional Information. The Lender shall have received such additional agreements, opinions, certifications, instruments, documents, orders, consents, financing statements, reports, studies, audits and other information in form and substance satisfactory to the Lender, as the Lender may reasonably request.

     Each borrowing by each Borrower hereunder shall constitute a joint and several representation and warranty by the Borrowers as of the date thereof that the applicable conditions contained in this subsection 5.2 have been satisfied.

     SECTION 6. AFFIRMATIVE COVENANTS

     The Borrowers hereby agree that, so long as the Facility A Commitment remains in effect, or any Loan or other amount is owing to the Lender hereunder or under any other Loan Document, the Borrowers shall and (except in the case of delivery of financial information, certificates, reports and notices) shall cause each of its Subsidiaries to:

     6.1 Financial Statements. Furnish to the Lender:

     (a)  promptly upon filing with the SEC, but in any event within ninety (90) days after the end of each fiscal year of FBR, a copy of the consolidated balance sheet of FBR and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

     (b)  promptly upon filing with the SEC, but in any event within forty-five (45) days after the end of each fiscal quarter of FBR, a copy of the unaudited consolidated balance sheet of FBR and its consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of income and retained earnings and of cash flows for such quarter, setting forth in each case in comparative form the figures for the previous quarter;

     (c)  promptly upon filing with the SEC, but in any event not later than the delivery of the financial statements referred to in subsections 6.1(a) and (b), a copy of FBR’s Long-term Investment Matrix (in the form currently filed with the SEC or in such other form as may be reasonably acceptable to the Lender), certified by a Responsible Officer as being fairly stated in all material respects; and

     (d)  promptly, upon the Lender’s request, a listing of all public and private securities owned directly by OH or FBRIM, as well as those public and private securities held in all investment partnerships and limited liability companies in which OH owns or holds a controlling interest and FBRIM manages and owns or holds an interest;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods ending after the Closing Date.

     6.2 Certificates; Other Information. Furnish to the Lender:

     (a)  concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a certificate of a Responsible Officer (i) stating that, to the best of such Officer’s knowledge, during such period (A) neither any of the Borrowers nor any of their Subsidiaries has changed its name or organizational status, its principal place of business, or its chief executive office without complying with the requirements of this Agreement and the Security Documents with respect thereto, and (B) each of the Borrowers has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) setting forth the computations used by FBR in determining (as of the end of such fiscal period) compliance with the covenants contained in subsection 7.1;

     (b)  as soon as available and in any event within fifteen (15) days after the end of each month whenever any Loan or other amount is owing to the Lender hereunder or under any other Loan Document, and at the time of each Notice of Borrowing delivered to the Lender, and at any other time reasonably requested by the Lender whenever any Loan or other amount is owing to the Lender hereunder or under any other Loan Document, a Borrowing Base Certificate certified by a Responsible Officer of the Borrowers, accompanied by brokerage statements acceptable to the Lender confirming that the Unencumbered Securities owned directly by OH or FBRIM are held in a non-margin account, together with evidence satisfactory to the Lender confirming the market value of such Unencumbered Securities owned directly by OH or FBRIM;

     (c)  as soon as available and in any event within fifteen (15) days after the end of each month whenever any Loan or other amount is owing to the Lender hereunder or under any other

Loan Document, and at any other time reasonably requested by the Lender whenever any Loan or other amount is owing to the Lender hereunder or under any other Loan Document, a certificate of a Responsible Officer of OH or FBRIM, as the case may be, accompanied by brokerage statements and/or other documents acceptable to the Lender confirming that (i) the Facility A Liquid Securities are Unencumbered Securities owned directly by FBRIM or investment partnerships and limited liability companies managed by FBRIM and attributable to the general partnership interests and membership interests owned by FBRIM in such partnerships and limited liability companies, or (ii) the Liquid Securities are Unencumbered Securities owned directly by OH or FBRIM or investment partnerships and limited liability companies managed by FBRIM and attributable to the general partnership interests and membership interests owned by FBRIM in such partnerships and limited liability companies, together with evidence satisfactory to the Lender confirming the market value of such Facility A Liquid Securities or Liquid Securities, as the case may be;

     (d)  as soon as available and in any event within one ninety (90) days after the end of each fiscal year of FBR, a copy of all other financial statements and regular, periodical or special reports that FBR may make to, or file with, the SEC on an annual basis, and (ii) within forty-five (45) days after the end of each fiscal quarter, a copy of all other financial statements and regular, periodical or special reports that FBR may make to, or file with, the SEC on a quarterly basis; and

     (e)  promptly, such additional financial and other information as the Lender may from time to time reasonably request.

     6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity in accordance with customary terms or before they become delinquent or in default, as the case may be, all of its material obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Borrower or its Subsidiaries, as the case may be or (ii) such failure does not constitute a Material Adverse Effect.

     6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or (in the reasonable judgment of a Borrower) desirable in the normal conduct of its business, except as otherwise permitted pursuant to subsection 7.5, comply with all Contractual Obligations and Requirements of Law (including, without limitation, the Investment Advisors Act of 1940, as amended, but excluding Regulation U of the Board of Governors of the Federal Reserve System), except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect, and comply with all provisions of Regulation U of the Board of Governors of the Federal Reserve System, including without limitation, the restrictions involving the withdrawal or substitution of Facility A Liquid Securities or Liquid Securities or cash from any cash or other non-margin account in violation thereof.

     6.5 Maintenance of Property; Insurance.

     (a)  Keep all material property useful and necessary in its business in good working order and condition;

     (b)  Maintain with financially sound and reputable insurance companies insurance policies insuring all its tangible property (including, in any event, all material assets of each Borrower) and business against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Lender, such policies to be in at least such form, amounts and having coverage against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business as may be reasonably satisfactory to the Lender;

     (c)  Each insurance policy described in subsection 6.5(b) shall (i) contain endorsements, in form satisfactory to the Lender, (ii) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Lender of written notice thereof, and (iii) be reasonably satisfactory in all other respect to the Lender. In the event of any termination or notice of non-payment by any insurer with respect to any policy or any lapse in the coverage thereunder, the Borrowers shall cause such insurer to give prompt written notice to the Lender of the occurrence of such termination, nonpayment or lapse.

     (d)  The Borrowers shall deliver to the Lender a report of a reputable insurance broker with respect to such insurance in each calendar year and such supplemental reports with respect thereto as the Lender may from time to time reasonably request.

     6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender or the Lender (including independent certified public accountants selected by the Lender), accompanied by the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (upon reasonable advance notice when no Default or Event of Default has occurred and is continuing) at the expense of the Borrowers, and to discuss the business, operations, properties and financial and other condition of each Borrower and its Subsidiaries with officers and employees of each Borrower and its Subsidiaries and upon reasonable prior notice to provide the representatives of each Borrower an opportunity to attend such discussions, with its independent certified public accountants.

     6.7 Notices. Promptly give notice to the Lender of:

     (a)  the occurrence of any Default or Event of Default;

     (b)  any (i) default or event of default under any Contractual Obligation of a Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between any Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

     (c)  any litigation or proceeding affecting any Borrower or any FBR Entity in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought which could have a Material Adverse Effect;

     (d)  the following events, as soon as possible and in any event within thirty (30) days after any Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA), a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA);

     (e)  the acquisition or creation of any Subsidiary which has capital stock that is directly or indirectly owned by a Borrower or any Subsidiary;

     (f)  any Lien (other than security interests created by the Security Agreement or Liens permitted under this Agreement) on any of the Collateral and the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Borrowers;

     (g)  FBR ceases to satisfy the conditions in 12 U.S.C. § 1843(l) of the Bank Holding Company Act of 1956, as amended; and

     (h)  the occurrence of (i) any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of a Borrower and its Subsidiaries taken as a whole, or (ii) any development or event which could reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

     6.8 Environmental Laws.

     (a)  Comply with and use reasonable efforts to ensure compliance by all tenants and subtenants, if any, with all applicable Environmental Laws and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

     (b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

     6.9 Maintenance of Depositary Relationship.

     Establish and maintain a deposit account and depositary relationship with the Lender in a size and manner satisfactory to the Lender.

     6.10 Further Assurances.

     (a)  Upon the request of the Lender, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or reasonably advisable to maintain in favor of the Lender, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

     (b)  Upon request of the Lender, promptly provide such documents and legal opinions in order to carry out the transactions contemplated hereby as the Lender shall reasonably request.

     6.11 OH’s and FBRIM’s Obligations to Deliver Securities in Lieu of Cash Payment At any time following an Event of Default and the delivery of any notice required by section 8 of this Agreement, on demand of the Lender and upon execution by the Lender of all such documents as may be required in order to comply with applicable securities laws and regulations (including, without limitation, any standard and customary representation/investment letter reasonably requested by OH or FBRIM or the issuer of such securities in connection with the transfer of such Unencumbered Securities) or the governing documents of the issuers of such securities, but without limiting the Lender’s right to receive payment in cash for any remaining amounts due under the Facilities after application of this subsection, OH and FBRIM shall transfer to the Lender Unencumbered Securities (together with undated stock powers executed in blank covering such Unencumbered Securities) having an aggregate current market value (based on the most recently available closing prices of such Unencumbered Securities on the NYSE, AMEX or NASDAQ-NMS, as reported in The Wall Street Journal or as otherwise reasonably determined by the Lender in good faith) up to an aggregate amount equal to the aggregate principal amount of the Facility A Loans and Facility B Loans then outstanding, and all other outstanding obligations of the Borrowers under the Loan Documents. Upon receipt of such Unencumbered Securities and stock powers, the Lender shall credit the then aggregate current market value of such Unencumbered Securities against the then outstanding obligations of the Borrowers under the Loan Documents. The Borrowers will continue to be liable for any resulting deficiency.

SECTION 7. NEGATIVE COVENANTS

     With respect to the following subsections (other than subsection 7.1(b)), the Borrowers hereby agree that, so long as the Facility A Commitment remains in effect, or any Loan or other amount is owing to the Lender hereunder or under any other Loan Document, and with respect to subsection 7.1(b), the Borrowers agree that at the time of each Notice of Borrowing delivered to the Lender and/or so long as any Loan or other amount is owing to the Lender hereunder or under any other Loan Document), the Borrowers shall not (and with respect to subsection 7.2, OH and FBRIM shall not), and shall not permit any Subsidiaries (unless otherwise indicated) to, directly or indirectly:

     7.1 Financial Condition Covenants.

     (a)  Minimum Net Worth. Permit the Consolidated Tangible Net Worth of FBR and its Subsidiaries to be less than $100,000,000.

     (b)  Unencumbered Securities in connection with a Borrowing. Permit (A) Unencumbered Securities owned directly by OH or FBRIM and/or owned by all investment partnerships and limited liability companies managed by FBRIM and attributable to the general partnership interests and membership interests owned by FBRIM in such partnerships and limited liability companies to have at any time an aggregate current market value (based on the most recently available closing prices of such Unencumbered Securities on the NYSE, AMEX or NASDAQ-NMS, as reported in The Wall Street Journal, or as otherwise reasonably determined by the Lender in good faith) of less than $40,000,000 (collectively, the “Liquid Securities”), and (B) the Facility A Commitment and/or any Facility B Loan at any time to exceed the “maximum loan value” (within the meaning of such term in Regulation U of the Board of Governors of the Federal Reserve System) of the Liquid Securities (other than any Liquid Securities constituting securities listed on the NYSE, AMEX or NASDAQ-NMS that are owned directly by OH and held in a margin account at Bear Stearns and have been deemed to be “Unencumbered Securities” pursuant to the proviso in the definition of “Unencumbered Securities” in subsection 1.1 hereof).

     (c)  Unencumbered Securities in connection with Facility A Commitment. Permit Unencumbered Securities owned directly by FBRIM and/or owned by all investment partnerships and limited liability companies managed by FBRIM and attributable to the general partnership interests and membership interests owned by FBRIM in such partnerships and limited liability companies to have at any time an aggregate current market value (based on the most recently available closing prices of such Unencumbered Securities on the NYSE, AMEX or NASDAQ-NMS, as reported in The Wall Street Journal, or as otherwise reasonably determined by the Lender in good faith) of less than $10,000,000 (the “Facility A Liquid Securities”).

     7.2 Limitation on Indebtedness of OH and FBRIM. With respect to OH and FBRIM, create, incur, assume or suffer to exist any Indebtedness, or permit any investment partnership or limited liability company in which either OH owns or holds a controlling interest, or FBRIM manages and owns or holds an interest, to create, incur, assume or suffer to exist any Indebtedness, except:

     (a)  Indebtedness of OH and FBRIM under this Agreement or any other Loan Document; and

     (b)  Indebtedness incurred in the ordinary course of business in the conduct of securities transactions.

     7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon, or with respect to, any Collateral, whether now owned or hereafter acquired, except Liens in favor of the Lender, or Liens in favor of FBR pursuant to the terms of the FBR Stock Purchase and Loan Plan, or Liens expressly permitted by Section 9 of the Security Agreement.

     7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

     (a)  any Subsidiary of any Borrower may be merged or consolidated with or into any Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of any Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

     (b)  any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Borrower or any other wholly owned Subsidiary of any Borrower;

     (c)  any Borrower or any Subsidiary may merge with another Person if (i) in the case of a Borrower, such Borrower is the entity surviving such merger, and in the case of a Subsidiary, the entity surviving such merger is, immediately after giving effect to such merger, the wholly-owned subsidiary of a Borrower, (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (iii) the joint and several warranties of the Borrowers contained in this Agreement shall be true and correct in all material respects as if made immediately after such merger;

     (d)  any Borrower or any Subsidiary may enter into any transaction permitted by subsection 7.5;

     (e)  any Borrower may merge with another Borrower; and

     (f)  any wholly-owned Subsidiary may dissolve, liquidate or wind up its affairs.

     7.5 Limitation on Sale of Assets. In the case of any Borrower or any FBR Entity, convey, sell, lease, license, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, to any Person (including any Affiliate of any Borrower) other than to another Borrower or an FBR Entity, except in the ordinary course of its business.

     7.6 Limitation on Transactions with Affiliates. In the case of any Borrower or any FBR Entity, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of any such Borrower’s or any such FBR Entity’s business, and (iii) upon fair and reasonable terms no less favorable to such Borrower or such FBR Entity, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person who is not an Affiliate.

     7.7 Limitation on Changes in Fiscal Year. Permit the fiscal year of any of the Borrowers to end on a day other than December 31.

     7.8 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for (a) the businesses in which any Borrower and any Subsidiaries are engaged on the date hereof and businesses of a similar type, and (b) other activities relating thereto.

SECTION 8. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a)  Any Borrower shall (i) fail to pay any principal when due in accordance with Section 3.1 and 3.5 hereof, or (ii) fail to pay interest or any other amount payable hereunder or under any other Loan Document within three (3) Business Days of the date when due under the terms hereof or any other Loan Document; or

     (b)  Any representation or warranty made or deemed made by any Borrower herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

     (c)  Any Borrower shall default in the observance or performance of any agreement contained in Section 7 or any negative covenant contained in any other Loan Document; or

     (d)  Any Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which an executive officer of any Borrower has actual knowledge thereof, and (ii) the date upon which the Lender gives notice to the Borrowers thereof; or

     (e)  Any Borrower or any FBR Entity shall (i) default in any payment of principal of, or interest on, any Indebtedness for borrowed money (other than the Loans) beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or Agent on behalf of such holder or holders) to cause, with the giving of notice or the passage of time if required, such Indebtedness to become due prior to its stated maturity; provided, however, that no Default or Event of Default shall exist under this paragraph, unless the aggregate amount of such Indebtedness in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall equal or exceed $250,000 in the aggregate; or

     (f)  (i) Any Borrower or any FBR Entity shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any FBR Entity shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any FBR Entity any case, proceeding or other action of a nature referred to in clause (i) above which (X) results in the entry of an order for relief or any such adjudication or appointment, or (Y) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Borrower or any FBR Entity any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof, or (iv) any Borrower or any FBR Entity shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Borrower or any FBR Entity shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g)  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other adverse event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to involve an aggregate amount of liability to any Borrower or any Subsidiary in excess of $250,000; or

     (h)  One or more judgments or decrees shall be entered against any Borrower or any FBR Entity involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

     (i)  (i) any of the Security Documents shall cease, for any reason to be in full force and effect, or FBR shall so assert, (ii) any instrument, agreement, security or other document evidencing the Collateral shall cease, for any reason to be in full force and effect (other than by final payment thereof or of the underlying payment obligation), or FBR or any employee of FBR (or its Subsidiaries) shall so assert, or (iii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

     (j)  Any Change in Control shall occur;

     then, and in any such event, (i) if such event is an Event of Default specified in paragraph (f) of this Section 8 with respect to any Borrower, automatically the Facility A Commitment shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (ii) if such event is any other Event of Default, either or both of the following actions may be taken: (A) the Lender shall, by notice to the Borrowers declare the Facility A Commitment to be terminated forthwith, whereupon the Facility A Commitment shall immediately terminate; and/or (B) the Lender may, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. MISCELLANEOUS

     9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection 9.1. The Lender may, from time to time (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrowers hereunder or thereunder, or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon each Borrower, the Lender and all future holders of the Loans. In the case of any waiver, the Borrowers and the Lender shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

     9.2 Notices. Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrowers and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:
Friedman, Billings, Ramsey Group, Inc.
FBR Capital Management, Inc.
Orkney Holdings, Inc.
Friedman, Billings, Ramsey Investment Management Inc.
1001 19th Street North
Arlington, Virginia 22209
Attention: William J. Ginivan
Telecopy: (703) 312-9500
Phone: (703) 469-1140
with a copy to:
McGuire Woods LLP
1750 Tysons Boulevard
Suite 1800
McLean, Virginia 22102-4215
Attention: Michael D. Flemming, Esq.
Telecopy: (703) 712-5224
Phone: (703) 712-5447
The Lender:
Chevy Chase Bank, F.S.B.
7501 Wisconsin Avenue
Bethesda, Maryland 20814
Attention: Sean E. Doherty
Telecopy: (240)
Phone: (240) 497-7752

with a copy to:
Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
Attention: Lynn A. Soukup, Esq.
Telecopy: (202) 663-8007
Phone: (202) 663-8494

provided that, any notice, request or demand to or upon the Lender pursuant to subsection 2.2, 3.3, or 3.4 shall not be effective until received; provided further that failure to deliver any notice required under this Agreement to counsel to the Borrowers or counsel to the Lender shall not affect the effectiveness of such notice.

     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Lender any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder, and shall continue until the termination of this Agreement pursuant to subsection 9.6.

     9.5 Payment of Expenses and Taxes. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel to the Lender) incurred in connection with the development, preparation and execution of this Agreement and the other Loan Documents and other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, and any amendment, supplement or modification to any of the foregoing, (b) to pay or reimburse the Lender for all its costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel to the Lender) incurred in connection with the enforcement or the preservation of any rights under this Agreement, the other Loan Documents and any such other documents, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use of the proceeds of the Loans and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Borrower, any Subsidiary or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that, the Borrowers shall have no obligation hereunder to the Lender with respect to indemnified liabilities to the extent arising from the gross negligence, bad faith or willful misconduct of the Lender. The agreements in this subsection 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

     9.6 Termination. This Agreement shall terminate upon the termination of the Facility A Commitment and the irrevocable repayment in full of the aggregate outstanding principal amount of the Loans, accrued interest thereon, and all fees and expenses and other amounts due and payable at such time under any of the Loan Documents; provided that, all indemnities set forth herein including, without limitation, in subsections 3.9, 3.10, 3.11, 3.12, and 9.5 shall survive such termination.

     9.7 Successors and Assigns; Participations and Assignments.

     (a)  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

     (b)  The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to the Lender, any Facility A Commitment of the Lender or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender’s obligations under this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents. The Lender shall not be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except a right to vote on, consent to or approve any amendment or waiver that would (i) reduce the principal of, or rate of interest on or fees in respect of any Loans in which the Participant is participating, or release any Collateral, or (ii) postpone the date fixed for any payment of principal (including extension of any maturity date or the date of any mandatory prepayment), interest or fees in which the participant is participating. The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lender the proceeds thereof as fully as if it were a lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of subsections 3.9, 3.10, 3.11 and 3.12 with respect to its participation in the Facility A Commitment and the Loans outstanding from time to time as if it was the Lender; provided that, in the case of subsection 3.11, such Participant shall have complied with the requirements of said subsection and provided further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.

     (c)  The Borrowers authorize the Lender to disclose to any Participant and any prospective Participant any and all financial information in the Lender’s possession concerning any Borrower or any Affiliate of a Borrower which has been delivered to the Lender by or on behalf of such Borrower pursuant to this Agreement or which has been delivered to the Lender by or on behalf of any such Borrower in connection with the Lender’s credit evaluation of any such Borrower and its Affiliates prior to becoming a party to this Agreement.

     (d)  For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 9.7 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

     9.8 Adjustments; Set-off.

     In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch, agency or (to the extent permitted by applicable law) banking affiliate thereof to or for the credit or the account of any Borrower. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender, provided that, the failure to give such notice shall not affect the validity of the set-off and application.

     9.9 Joint and Several Liability. WHETHER OR NOT EXPRESSLY STATED HEREIN OR IN ANY OTHER LOAN DOCUMENT, ALL OBLIGATIONS OF THE BORROWERS (OR OF ANY BORROWER) HEREUNDER AND UNDER EACH OTHER LOAN DOCUMENT (WHETHER IN CONNECTION WITH LOANS OR OTHER OBLIGATIONS) ARE JOINT AND SEVERAL OBLIGATIONS OF ALL BORROWERS (AND OF EACH BORROWER).

     9.10 Maximum Amount of Joint and Several Liability. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Subsidiary of FBR hereunder and under the other Loan Documents invalid or unenforceable, such Subsidiary’s obligations hereunder and under the Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this subsection 9.10 were not a part of this Agreement.

     9.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with FBR and the Lender.

     9.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.13 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     9.14 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND.

     9.15 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

     (a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Maryland, the courts of the United States of America sitting in the State of Maryland, and appellate courts from any thereof;

     (b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail),

postage prepaid, to a Borrower at its address set forth in subsection 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

     (d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e)  waives, except in the case of bad faith (and otherwise to the maximum extent not prohibited by law), any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 9.16 any special, exemplary, punitive or consequential damages.

     9.16 Acknowledgments. The Borrowers hereby acknowledge that:

     (a)  each Borrower has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b)  the Lender does not have a fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between and the Lender and the Borrowers in connection herewith is solely that of debtor and creditor; and

     (c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any Borrower and the Lender.

     9.17 WAIVERS OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     9.18 Confidentiality. The Lender agrees to keep confidential (and to cause its respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Lender by or on behalf of the Borrowers (whether before or after the Closing Date) which relates to the Borrowers or any of their Subsidiaries (the “Information”). Notwithstanding the foregoing, the Lender shall be permitted to disclose Information (i) to its affiliates, officers, directors, employees, agents and representatives in connection with its participation in any of the transactions evidenced by this Agreement or any other Loan Documents or the administration of this Agreement or any other Loan Document; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any Governmental Authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement or any agreement entered into pursuant to clause (iv) below, (B) becomes available to the Lender on a non-confidential basis from a source other than the Borrowers or their Subsidiaries or (C) was available to the Lender on a non-confidential basis prior to its disclosure to the Lender by the Borrower; (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first specifically agrees in a writing furnished to and for the benefit of the Borrowers to be bound by the terms of this Section 9.18; or (v) to the extent that the Borrowers shall have consented in writing to such disclosure. Nothing set forth in this Section 9.18 shall obligate the Lender to return any materials furnished by the Borrowers.

[signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHEVY CHASE BANK, F.S.B., as the Lender

By:	/s/Sean E. Doherty

Sean E. Doherty
Vice President

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., as a Borrower

By:	/s/Kurt Harrington

Name: Kurt Harrington
Title: CFO

FBR CAPITAL MANAGEMENT, INC., as a Borrower

By:	/s/ Kurt Harrington

Name: Kurt Harrington
Title: CFO

ORKNEY HOLDINGS, INC., as a Borrower

By:	/s/ Kari L. Johnson

Name: Kari L. Johnson
Title: Assistant Secretary

FRIEDMAN, BILLINGS, RAMSEY INVESTMENT MANAGEMENT INC., as a Borrower

By:	/s/ Kurt Harrington

Name: Kurt Harrington
Title: CFO

FACILITY A NOTE

$5,000,000	State of Maryland
June 7, 2002

     FOR VALUE RECEIVED, the signatories hereto (the “Borrowers”) hereby, jointly and severally, unconditionally promise to pay to the order of CHEVY CHASE BANK, F.S.B. (the “Lender”) at the office of Chevy Chase Bank, F.S.B. located at 7501 Wisconsin Avenue, Bethesda, Maryland 20814, in lawful money of the United States of America and in immediately available funds, on the Facility A Maturity Date, the principal amount of (a) FIVE MILLION AND NO/100 DOLLARS ($5,000,000) or, if less, (b) the aggregate unpaid principal amount of all Facility A Loans made by the Lender to the Borrowers pursuant to subsection 2.1(a) of the Loan Agreement, as hereinafter defined. The Borrowers further, jointly and severally, agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsection 3.6 of such Loan Agreement.

     The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof, the date, and amount of each Facility A Loan made pursuant to the Loan Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrowers in respect of such Facility A Loan.

     This Note (a) is the Facility A Note referred to in the Loan Agreement, dated as of June 7, 2002 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrowers and the Lender, (b) is subject to the provisions of the Loan Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Loan Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted, and the rights of the holder of this Note in respect thereof.

     Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement.

     All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

     This Note shall be effective as a waiver of, and each Borrower expressly waives, any and all rights to which such Borrower may otherwise have been entitled under any suretyship laws in effect from time to time.

     This Note may be executed by one or more of the Borrowers on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings attributed to them in the Loan Agreement.

[remainder of this page is left blank intentionally]

2

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., as a Borrower

By:	/s/ Kurt Harrington

Name: Kurt Harrington
Title: CFO

FBR CAPITAL MANAGEMENT, INC., as a Borrower

By:	/s/ Kurt Harrington

Name: Kurt Harrington
Title: CFO

ORKNEY HOLDINGS, INC., as a Borrower

By:	/s/ Kari L. Johnson_

Name:
Title

FRIEDMAN, BILLINGS, RAMSEY INVESTMENT MANAGEMENT INC., as a Borrower

By:	/s/ Kurt Harrington

Name: Kurt Harrington
Title: CFO

3

Schedule to Facility A Note

		Amount of Principal	Unpaid Principal
	Amount of Facility	of Facility A Loans	Balance of Facility
Date	A Loans	Repaid	Loans	Notation Made By